EXHIBIT 99.3

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
October 27, 2005

Contact: Sam Reinkensmeyer Chief Financial Officer CNS, Inc. (952) 229-1500 sreinkensmeyer@cns.com Nasdaq Symbol: CNXS	Marian Briggs/Shawn Brumbaugh Padilla Speer Beardsley Inc. (612) 455-1700 mbriggs@psbpr.com sbrumbaugh@psbpr.com

CNS to Introduce Two New FiberChoice® Fiber Supplement Products in February 2006

MINNEAPOLIS, October 27 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced the introduction of two new, innovative products under its FiberChoice® brand. The products, which will begin shipping to retailers in February 2006, are:

— FiberChoice plus Calcium™ chewable tablets; and — FiberChoice Weight Management™ chewable tablets.

“We are excited to further expand our successful product line with these two new offerings,” said Marti Morfitt, president and chief executive officer of CNS, Inc. “Both products are expected to build on our growing presence in the fiber market and add incremental sales to our rapidly growing FiberChoice brand.”

FiberChoice plus Calcium chewable tablets offer the same 4 gram dose of fiber as the current FiberChoice products, plus 500 mg of calcium and 200 international units of Vitamin D. This product offers consumers a great tasting, easy way to get the fiber and calcium their bodies need in a convenient form. Plus, studies have shown that 8 grams per day of inulin, the fiber contained in all FiberChoice products, increases calcium absorption.

FiberChoice Weight Management chewable tablets also offer 4 grams of fiber, 200mcg of Chromax®* as well as green tea. Chromax® chromium picolinate has been clinically shown to help promote fat metabolism and weight control.

With these new products, CNS is introducing new FiberChoice flavors. The new FiberChoice with Calcium tablets in Assorted Berry flavors will be available in Cherry, Strawberry and Wild Berry, while FiberChoice Weight Management tablets come in Strawberry flavor. These new flavors and product benefits will provide consumers additional variety within the fastest-growing segment of the bulk fiber category, chewable tablets.

“We are excited about the potential for these new items to further increase the FiberChoice brand’s presence on retail shelves, while providing consumers with a convenient, great tasting and effective way to supplement their dietary fiber with the added important benefits of calcium and weight control,” said Morfitt.

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CNS, Inc. To Introduce Two New FiberChoice Products in 2006

Health experts recommend a daily fiber intake for adults of 25 to 30 grams. However, studies show that the typical American eats about half that at 14 to 15 grams of fiber per day. All FiberChoice products provide consumers with more fiber per tablet than competing products at comparable prices and, therefore, the best value per bottle.

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

* Chromax® is a registered trademark of Nutrition 21, Inc.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

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